Exhibit 10.1

SALES AND PURCHASE AGREEMENT

This Sales and Purchase Agreement ("Agreement") is made as of July 18, 2013 (the "Effective Date") between LMS Shipmanagement, Inc., a Louisiana corporation, with an address at RSA Battle House Tower Office Building, 11 North Water Street, Suite 18290, Mobile, AL 36602 ("LMS”), and Poly Shield Technologies Inc., a Delaware corporation, with an address at 428 Plaza Real, Suite 419, Boca Raton, FL 33432 ("PST”). LMS and PST may sometimes hereinafter be referred to individually as a “Party” or collectively as the “Parties”.

WHEREAS, the Marine Environmental Protection Committee ("MEPC") of the IMO has adopted certain limits for the sulfur oxide content of marine fuel oil as a part of MARPOL Annex VI that become effective in 2015 for designated Emission Control Areas and globally in 2020 ("Current MEPC Standards"); and

WHEREAS, PST has developed the proprietary DSOX-15 sulfur treatment scrubber system ("DSOX-15 Scrubber") to reduce the sulfur oxide content of marine fuel oil; and

WHEREAS, PST has obtained a license from Green Tech Marine AS for the marketing and installation of its exhaust scrubber system ("Exhaust Scrubber") to reduce sulphur oxide emissions from hydrocarbon powered engines that are expected to comply with Resolution MEPC 184(59) ("Current MEPC Alternate Compliance Standards"); and

WHEREAS, LMS desires to purchase, have installed, and certified such DSOX-15 Scrubbers for the Singapore flag vessels Bali Sea, IMO No. 8106068 and Banda Sea, IMO No. 8106056 (the “Vessels” and, individually, each a “Vessel”) or as otherwise mutually agreed hereafter by LMS and PST, with an option to purchase up to forty (40) additional DSOX-15 Scrubbers for installation on other LMS vessels in accordance with the terms of this Agreement; and

WHEREAS, LMS wishes to have an option to purchase Exhaust Scrubbers for the Vessels; and

WHEREAS, PST wishes to sell, install, and coordinate the Certification of the DSOX-15 Scrubbers to LMS to be installed on the Vessels, or as otherwise mutually agreed hereafter by LMS and PST, and grant the options as described above, subject to the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the Parties agree as follows:

ARTICLE 1. DEFINITIONS

As used in this Agreement, the following terms shall have following meanings (such meanings to be equally applied to both singular and plural forms of the terms defined):

a.     "Agreement" means collectively this Sales and Purchase Agreement and all appendices, exhibits or attachments hereto.

b.     “Certification” means certification for Class approval through Lloyds Register for the installation and the use of (i) the DSOX-15 Scrubber aboard each Vessel and/or (ii) the Exhaust Scrubber aboard each Vessel, each such certification certifying that each such Scrubber, as applicable, will meet the Current MEPC Standards or the Current MEPC Alternate Compliance Standards, as applicable.

c.     “Effective Date” has the meaning assigned to such term in the opening paragraph of this Agreement.

d.     “DSOX-15” or “DSOX-15 Scrubber” means the PST proprietary desulfurization fuel scrubber system as specified in Appendix A.

e.     “Exhaust Scrubber” means a PST proprietary or licensed exhaust scrubber as specified in Appendix C.

f.     “Inventions” means discoveries, developments, designs, ideas, works-in-progress, development tools, improvements, inventions, formulas, processes, techniques, applications, methods, utilities, know-how, chemicals, hardware, computer software, source code, object code, flow charts, databases, and other materials and data (whether or not patentable or registered under copyright or similar statutes) made, conceived, reduced to practice or learned by LMS (either alone or jointly with others) during the term of this Agreement, that (i) are related to the business or technology of PST, and (ii) result or are derived from PST’s testing and/or installation of the Products, or (iii) result from the use of, or are derived from other PST Intellectual Property, premises or property (real, personal, tangible, intangible or intellectual) owned, licensed, leased or otherwise used or acquired by PST.

g.     “Lloyds Register” or “Lloyds” means Lloyds Register Group Services Limited, a limited company registered in England, with registered office at 71 Fenchurch Street, London, EC3M 4BS, UK.

h.     "Products" means the DSOX-15 Scrubbers, the Exhaust Scrubbers, and accompanying system components supplied by PST.

i.     “PST Intellectual Property” means all information and materials that PST has or will develop, compile, license from others, or own, or that PST receives under conditions of confidentiality. PST Intellectual Property includes not only information disclosed by PST (including its employees, officers, consultants, advisors, agents, and independent contractors) to LMS in the course of LMS’ relationship with PST, but also information and materials (including Inventions) developed or learned by LMS arising out of or relating to its relationship with PST. PST Intellectual Property includes (i) all information and materials that have or could have commercial value or other utility in the business in which PST is engaged, and (ii) all information and materials that, if disclosed without authorization, could be detrimental to the interests of PST, whether or not such information or materials are identified as PST Intellectual Property by PST. By way of example and without limitation, PST Intellectual Property includes all information on techniques, processes, formulas, formulations, trade secrets, Inventions, discoveries, improvements, research or development test results, specifications, fuel processing, assembly processes, data, know-how, formats, marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, and customer and supplier identities, characteristics, and agreements. PST Intellectual Property shall not include (i) information which is currently in or becomes part of the public domain, except where such information becomes part of the public domain as a result of a breach by LMS of the provisions of this Agreement, in which case such disclosed information shall continue to be PST Intellectual Property for purposes of this Agreement; (ii) information which LMS documents that it lawfully had in its possession prior to its disclosure hereunder by PST; (iii) information which LMS rightfully receives, without any restriction on disclosure or use, from a third party that is not restricted as to the dissemination of such information or materials; and (iv) information which LMS can document that it independently developed. PST Intellectual Property need not be novel, unique, patentable, copyrightable, or constitute a trade secret in order to be designated PST Intellectual Property.

j.     "Scope of Services" means the Scope of Services set forth in this Agreement including, but not limited to, the scope of services described in Article 3 below, which details the work to be performed by PST.

k.     "Scrubber" means any one or more DSOX-15 Scrubber or Exhaust Scrubber, as the context requires.

ARTICLE 2. SCOPE OF AGREEMENT

a.     PST has developed the DSOX-15 Scrubber to reduce the environmental impact from sulfur dioxide emissions from hydrocarbon powered engines. The specifications of the DSOX-15 Scrubber, adapted to the Vessels’ engine systems, are described in Appendix A. PST hereby grants LMS a non-exclusive and non-transferable license to use the PST Intellectual Property in accordance with this Agreement in connection with its operation of each DSOX-15 Scrubber purchased from PST for use on each Vessel for such Vessel's fuel requirements and for no other use or application.

b.     LMS agrees to purchase two (2) DSOX-15 Scrubbers for the use on the Vessels for their respective fuel requirements and for no other use or application, except as the Parties may otherwise expressly agree, for the purchase price per DSOX-15 Scrubber as specified in that Confidential Price Summary signed by both parties at the time of execution of this Agreement (the “Confidential Price Summary”). LMS has paid to PST the deposit required for the two (2) DSOX-15 Scrubbers, the receipt of which is hereby acknowledged by PST, and which deposit will be applied against the purchase price for the two (2) DSOX-15 Scrubbers as set out in the Confidential Price Summary. PST will, upon the completion of the installation of each Scrubber, supply LMS with all necessary operating and maintenance manuals. PST will allocate up to sixteen (16) hours per each Scrubber installation of training on operation and maintenance, with a maximum of four (4) trainees.

c.     PST and LMS shall work together to test the DSOX-15 Scrubbers on land before installing same on the Vessels. If, in the reasonable opinion of LMS, the testing does not produce the required results of reducing the environmental impact of emissions to meet the Current MEPC Standards, then LMS shall not be required to purchase the DSOX-15 Scrubbers, but may purchase Exhaust Scrubbers. In no event shall LMS be allowed to purchase DSOX Scrubbers that are not installed on the Vessels, except as the Parties may otherwise expressly agree. The Parties shall make reasonable efforts to obtain Certification of each DSOX Scrubber installed on any Vessel. If LMS elects to purchase Exhaust Scrubbers in accordance with this provision and rejects one or more of the DSOX-15 Scrubbers, all amounts paid by LMS to PST towards the purchase price of the rejected DSOX-15 Scrubbers shall be applied by PST to the purchase price of the Exhaust Scrubbers. If LMS elects not to purchase either the DSOX-15 Scrubbers or the Exhaust Scrubbers, PST shall not be required to refund to LMS any amounts paid by LMS, but LMS shall have no further obligation to make payments under this Agreement.

d.     As LMS has paid to PST the deposits required on the two (2) DSOX-15 Scrubbers, PST has ordered all system parts and components required for assembly of the DSOX-15 Scrubber systems to be installed on the Vessels. PST estimates that it will have received all necessary system parts and components for the assembly of the DSOX-15 Scrubber systems within 12 weeks of the date of this Agreement. Within sixty (60) days of PST’s receipt of all such system parts and components, PST will construct the DSOX-15 Scrubber systems at a shoreside location in the southeastern United States to be mutually agreed upon by PST and LMS for purposes of testing the systems as described in subparagraph c. above. Once testing has occurred and is satisfactory to LMS in its reasonable judgment, the DSOX-15 Scrubbers shall be installed on the Vessels. LMS will deliver the Vessels to a location in Mobile, Alabama and provide PST with access so as to accomplish the installation. If installation occurs elsewhere, all costs shall be for LMS' account. PST shall advise and assist with installation on the Vessels, but LMS shall have primary responsibility for installation of the DSOX-15 Scrubbers.

e.     So long as PST is provided reasonable access as described above, PST shall complete testing and installation (assuming satisfactory test results) of the DSOX-15 Scrubbers on the Vessels within four (4) months from the date of LMS' acceptance of the testing of the DSOX-15 Scrubbers at the shoreside location.

f.     During the construction, testing, installation, and commissioning process of any DSOX-15 Scrubber, LMS will provide lodging and meals on board each Vessel (or other suitable location) for each of up to five (5) PST supervisors and employees, and for up to a total cumulative period of thirty (30) days for each person. If transportation to a location other than Mobile, Alabama is required by LMS, LMS will provide transportation of such supervisors and employees, their tools and equipment, the DSOX-15 Scrubbers, and their component parts.

g.     LMS shall have the option to purchase up to forty (40) additional DSOX-15 Scrubbers for the purchase price, and upon the payment terms, for each DSOX-15 Scrubber as specified in the Confidential Price Summary. Such option shall remain available to LMS until either (i) December 31, 2013; or, (ii) ninety (90) days following the date of Certification of the DSOX Scrubbers for the Vessels, whichever is later, but in no event later than December 31, 2014. This option to purchase shall be exercised in accordance with the Option Terms as provided in Article 5 of this Agreement. LMS shall designate a vessel for each DSOX-15 Scrubber at the time such option is exercised. Each DSOX-15 Scrubber shall be used on each such vessel for such vessel's fuel requirements and for no other use or application.

h.     LMS shall use each DSOX-15 Scrubber on the designated vessel and for no other use without PST's prior written consent, which shall not be unreasonably withheld.

i.     In the event Certification of one or both of the DSOX-15 Scrubbers is not obtained within six (6) months from the date installation is completed on the Vessels, LMS shall have the option to purchase an Exhaust Scrubber, as specified in Appendix C, for one or both of the Vessels as LMS desires. Further, if LMS rejects any DSOX-15 Scrubber, PST agrees to credit the actual purchase payments made by LMS for such DSOX-15 Scrubber, together with all necessary costs expended by LMS on the Certifications for such DSOX-15 Scrubber, toward the purchase price of the Exhaust Scrubber(s). The purchase price and payment terms for the Exhaust Scrubber(s) are as specified in the Confidential Price Summary. This option to purchase shall be exercised in accordance with the Option Terms as provided in Article 5 of this Agreement.

j.     Certification obligations of the Parties shall be as provided in Article 4 of this Agreement.

k.     At the option of LMS, PST agrees to finance the purchase of the DSOX-15 Scrubbers or Exhaust Scrubbers up to the maximum financing amount and at such interest rates as specified in the Confidential Price Summary.

l.     If PST fails to perform any of the material services required to be performed by it in this Article 2 in a professional and workmanlike manner, then LMS shall provide written notice of same to PST and PST shall have 30 days to rectify the situation. If PST fails to rectify the situation within such 30 days, LMS shall be entitled to the return of the deposits paid to PST by LMS hereunder. Thereafter, this Agreement shall terminated and the parties will have no further liability to each other except as set forth in Article 6, section c.

m.     Notwithstanding anything in this Agreement to the contrary, the Parties agree to work together in good faith and in a cooperative manner for a period of ninety (90) days after the Effective Date to determine if it is economically practicable to utilize a DSOX-15 Scrubber in a land-based capacity in Mobile, Alabama. If the Parties agree that such utilization is possible within such ninety (90) day period, the Parties further agree as follows: (1) the SULFUR ENTERPRISE shall be substituted for both Vessels as defined herein and shall be deemed a "Vessel" under this Agreement,, in which case LMS shall provide such information and specifications regarding the SULPHUR ENTERPRISE as PST requires in connection with such installation; (2) that the second DSOX-15 Scrubber purchased hereunder will be utilized by LMS in a land-based capacity in Mobile, Alabama, provided that LMS may only utilize such land-based DSOX-15 Scrubber to clean marine fuel oil to be supplied to LMS managed vessels; and to negotiate in good faith any modifications required to this Agreement or a new agreement to reflect the foregoing changes and such other matters as the Parties may agree with respect to the foregoing changes, which modification or new agreement will contain terms and conditions the same as or as similar to this Agreement as possible given the context, after giving due consideration to the number of such vessels and quantities of marine fuel oil that may be processed with the land-based DSOX-15 Scrubber. Moreover, Except as expressly provided in any binding written modification of this Agreement or new written agreement that the Parties may enter into in the future, no past or future action, course of conduct or failure to act relating to the possible utilization of one or more DSOX-15 Scrubber in a land-based capacity will give rise to or serve as a basis for any obligation or other liability on the part of either Party.

ARTICLE 3. SCOPE OF SERVICES

(a) PST shall provide the scope of services described in Appendix B in connection with the installation of each DSOX-15 Scrubber. PST shall provide the scope of services described in Appendix C in connection with the installation of each Exhaust Scrubber.

(b) PST warrants that each Scrubber shall be free from defects in material and workmanship under normal use and service for a period of one year from the date of installation. THIS LIMITED WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY AND ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(c) LMS, or its duly authorized representative, shall notify PST in writing as promptly as possible after discovery of any defect for which a claim is to be made under PST’s limited warranty. LMS' notice shall include full particulars as to the nature of the claimed defect. Any claim by LMS of any breach of PST’s limited warranty shall be deemed waived unless submitted to PST in writing within 30 days after LMS discovers the claimed defect. No legal action by LMS based upon a claim of breach of PST’s limited warranty may be commenced later than the second anniversary of installation.

(d) PST’s liability and LMS' exclusive remedy for breach of PST’s limited warranty, or for any other claim in contract or tort arising out of any defect in the Scrubber, shall be limited to repair or replacement of the item or items found to be defective. At its sole discretion, PST may elect in the event of a claimed defect in the Scrubber involving amounts in excess of its purchase price, to refund the price paid by LMS for the Scrubber. In that event, LMS shall deliver the Scrubber to PST and reconvey title to PST by appropriate documentation, free and clear of liens and encumbrances. All repairs or replacements to be performed under this section shall be performed in Mobile, Alabama unless it is impractical to bring the Scrubber to such location. In that event, LMS may cause necessary repairs to be made elsewhere, provided that LMS shall first give PST reasonable notice in writing of the time and place such repairs or replacements will commence and provide PST an opportunity to verify by its own representative the nature and extent of the defect so identified and, if PST so elects, to perform the repairs or replacement itself, or through a subcontractor, at such time and place mutually agreed to by the LMS and PST. All expenses associated with performing the repairs or replacement in a location other than Mobile, Alabama shall be for LMS' account.

(e) All materials, parts, supplies, shipping costs, travel, and expenses shall be paid by LMS at cost plus 10%. All PST provided services shall be paid by LMS at PST's standard hourly rates.

ARTICLE 4. CERTIFICATION PROVISIONS

a.     PST will oversee all necessary testing requirements and assist LMS in the completion of the Certification of the installed DSOX-15 Scrubbers and/or the Exhaust Scrubbers in a professional and efficient manner. Both Parties agree to comply with applicable testing requirements and requests.

b.     PST will deliver the necessary information and provide technical advice to LMS for submission of a request for Certification for each Scrubber.

c.     Except as specifically set forth herein, the cost of Certification for each Scrubber installation shall be the responsibility of LMS. LMS shall reimburse PST for any such costs paid by PST.

d.     In the event Certification of any DSOX Scrubber is not obtained within six (6) months from the date installation is completed on the Vessel(s), LMS shall have the right to purchase one or more Exhaust Scrubbers as specified in Article 2.g. of this Agreement. In the event Certification for any Scrubber is not obtained within six (6) months from the date installation is completed on the Vessels, PST shall have no further obligation pursuant to this Agreement with respect to such Scrubber, but shall be obligated to remove such Scrubber at its expense, and at no additional cost to LMS, if so requested by LMS.

e.     If PST fails to provide material professional and efficient assistance to LMS with respect to obtaining the Certification, LMS shall provide written notice of same to PST and PST shall have 30 days to rectify the situation. If PST fails to rectify the situation within such days, then LMS shall be entitled to the return of the deposits paid to PST by LMS hereunder. Thereafter, this Agreement shall be terminated and the parties will have no further liability to each other except as set forth in Article 6, section c.

ARTICLE 5. OPTION PROVISIONS

5.1     In the event LMS elects to exercise the option to purchase additional DSOX-15 Scrubbers as provided in Article 2.g. of this Agreement, in addition to the other provisions of this Agreement that apply to LMS' purchase of DSOX-15 Scrubbers, the following terms will apply:

a.     Upon Certification. Prior to (i) December 31, 2013; or, (ii) ninety (90) days following the date of Certification, whichever is later (the “Option Period”), but in no event later than December 31, 2014, LMS may enter into a separate purchase agreement, as described herein, for the purchase of additional DSOX-15 Scrubbers. The option shall be deemed to be waived, null, and void upon failure to enter into such purchase agreement for additional DSOX-15 Scrubbers within the Option Period. The Option Period, and any option term, may only be extended by mutual written agreement of the Parties.

b.     Upon notice by LMS of intent to exercise this option, if necessary and requested by PST, LMS shall identify the vessel(s) in which the additional DSOX-15 Scrubbers are to be installed, and provide PST with an opportunity to inspect the vessel(s).

c.     For any additional DSOX-15 Scrubber purchase, LMS shall provide PST with one (1) year of fuel consumption data on the vessel where the DSOX-15 Scrubber is to be installed in order for average fuel consumption to be calculated.

d.     In the event a survey of the vessel(s) where the additional DSOX-15 Scrubbers are to be installed is necessary, as determined by PST, LMS shall pay a non-refundable Survey Price as specified in the Confidential Price Summary, such Survey Price to be credited toward the purchase price of a DSOX-15 Scrubber on the vessel surveyed.

e.     Thereafter, PST shall submit to LMS a separate purchase agreement for the additional DSOX-15 Scrubbers, which purchase agreement shall provide the same purchase price, deposit and payment terms per DSOX-15 Scrubber as specified in the Confidential Price Summary, together with a Scope of Services, and including any additional cost for specific installation, ancillary components, and system requirements as may be necessary or particular to the vessel(s) where the additional DSOX-15 Scrubbers are to be installed. All work shall be done in Mobile, Alabama unless the parties otherwise agree. The timing of delivery shall be as reasonably requested by LMS, subject to PST's capacity and workload.

f.     At the time the Parties enter into a separate purchase agreement for the additional DSOX-15 Scrubbers as provided by this option, LMS shall make any additional deposit payment required, the amount of which deposit is set out in the Confidential Price Summary.

5.2     In the event Certification is not obtained within six (6) months from the date installation is completed on the Vessels and LMS elects to purchase one or more Exhaust Scrubbers as provided in Article 2.i. of this Agreement, the following terms will apply:

a.     If LMS has the option to purchase one or more Exhaust Scrubbers as provided in Article 2.i. of this Agreement, LMS shall have this right to purchase such Exhaust Scrubber(s) until (i) December 31, 2013 or, (ii) ninety (90) days following the expiration of the six (6) months from the date installation is completed on the Vessels and Certification is not obtained, but in no event later than December 31, 2014 ("Exhaust Scrubber Option Period").

b.     In the event Certification of either DSOX-15 Scrubber is not obtained within six (6) months from the date installation is completed on the Vessels, and LMS does not opt to purchase any Exhaust Scrubber, LMS shall have the right, but is not required, to complete the purchase of the installed DSOX-15 Scrubbers for the purchase price as specified in the Confidential Price Summary. In the event LMS does not complete the purchase of the installed DSOX-15 Scrubbers within the Exhaust Scrubber Option Period, except as set forth in Article 6, section c, this Agreement shall be terminated and the Parties shall have no further obligations to each other. To the extent LMS has paid to PST any portion of the purchase price in excess of the deposit for a DSOX-15 Scrubber for which it does not wish to complete the purchase in accordance with the foregoing, PST shall promptly refund such amount to LMS upon receiving notice from LMS that LMS is not proceeding with the completion of the purchase of such DSOX-15 Scrubber.

c.     In the event Certification of any Exhaust Scrubber is not obtained within six (6) months from the date installation is completed on any Vessel, except as set forth in Article 6, section c, LMS shall have the right, but is not required, to complete the purchase of such Exhaust Scrubber for the Purchase Price as set forth in the Confidential Price Summary. As to any Exhaust Scrubber that is rejected by LMS, this Agreement shall be terminated and the Parties shall have no further obligations to each other with respect to such Exhaust Scrubber, except that PST shall be obligated to remove such Exhaust Scrubber at its own expense, and at no additional cost to LMS, if so requested by LMS. To the extent LMS has paid to PST all or any part of the purchase price for an Exhaust Scrubber for which it does not wish to complete the purchase in accordance with the foregoing, PST shall promptly refund same to LMS upon receiving notice from LMS that LMS is not proceeding with the completion of the purchase of such Exhaust Scrubber.

ARTICLE 6. TERM AND TERMINATION

a.     This Agreement shall commence and be deemed effective as of the Effective Date and, unless earlier terminated pursuant to the provisions of this Agreement, will continue in full force and effect until the earlier to occur of (i) the Parties cease to have any further dealing with each other, or have no pending transactions of which either Party has an obligation to perform; or (ii) by mutual agreement of the Parties to terminate this Agreement.

b.     Either Party may terminate this Agreement upon the occurrence of any of the following events of default (“Event of Default”):

i.

A Party fails to perform or comply with any provision or obligation or in any way breaches this Agreement; provided that the other Party notifies such Party in writing of its failure to perform or comply, or its breach, and the Party failing to perform or comply, or in breach, shall have 30 days to cure same; and

ii.

The liquidation, dissolution, or insolvency of a Party, or the assignment or attempted assignment by a Party for the benefit of creditors, or the commencement by or against a Party of voluntary or involuntary proceedings (which are not dismissed within 60 calendar days) under any bankruptcy, reorganization, or similar laws of any jurisdiction, or if any order shall be made or any resolution passed for the winding up, liquidation or dissolution of a Party, or if a receiver be appointed for a Party for all or substantially all of its assets, or if a substantial portion of a Party’s goods or properties shall be taken in execution.

c.          Termination of this Agreement does not release any outstanding payment obligation due to a Party, release PST from its obligation to remove any Scrubber as provided herein, or release a Party from paying any amount that it may then owe to the other Party. In addition, the Parties' obligations under Article 7 and 10 shall survive termination or expiration of this Agreement.

ARTICLE 7. INDEMNIFICATION; LIMITATION OF LIABILITY

a.     except as provided in article 7 b of this agreement, LMS shall defend, protect, indemnify and hold harmless PST, its AFFILIATES, SUBSIDIARIES, employees, agents AND contractors, and their respective underwriters, (individually and collectively "PST GROUP") from and against any Claims in respect of pollution or environmental claims, FINES, PENALTIES, OR ASSESSMENTS OF ANY NATURE BY ANY GOVERNMENTAL ENTITY, property damage or loss,  personal or bodily injury, sickness, disease, or death (EACH, A "CLAIM"), in any way, directly or indirectly, arising out of or relating to the performance of this agreement or product supplied by pst group, whether the Claim is groundless or not, and whether the claim is caused in whole or in part by the negligence, GROSS NEGLIGENCE, fault, or strict liability of pst group or the condition of any product or equipment or by defect in any product or equipment.

b.     PST shall defend, protect, indemnify and hold harmless LMS, its AFFILIATES, SUBSIDIARIES, employees, agents AND contractors, and their respective underwriters, (individually and collectively "lms GROUP") from and against any property damage or loss, personal or bodily injury, sickness, disease, or death of any one or more of the pst group ("pst CLAIM") in any way, directly or indirectly, arising out of or relating to PST’S performance of this agreement OR ANY DEFECT IN ANY PRODUCT OR EQUIPMENT SUPPLIED BY PST, whether the pst Claim is groundless or not, and whether the pst claim is caused in whole or in part by the negligence, GROSS NEGLIGENCE, fault or strict liability of LMS Group or the condition of any product or equipment or by defect in any product or equipment.

c.     Notwithstanding the foregoing, PST shall indemnify, defend, and hold harmless LMS, the Vessels, charterers, directors, officers, employees, crew members, agents, representatives, parent, subsidiary and affiliated companies (the “Indemnitees”), from and against any and all claims, damages, losses, and expenses arising out of or resulting from any allegation that the Indemnitees’ use in accordance with this Agreement of the DSOX-15 Scrubbers infringes or violates any patent, copyright, trade secret, trademark, or other third party intellectual property right.

d.     Subject to the damages limitations in this Agreement, each Party shall indemnify the other for any breach of its representations and warranties hereunder.

ARTICLE 8. INSURANCE

a.     PST shall carry and maintain, at its sole expense, comprehensive general liability insurance with a minimum combined single limit of liability of Five Million Dollars ($5,000,000). Such policy shall be maintained in full force and effect during the term of this Agreement and shall protect LMS and PST, their directors, officers, employees and agents, as their respective interests may appear, and the Vessels against any loss, liability, or expenses whatsoever from personal injury, sickness, death, property damage, or otherwise, arising or occurring upon or in connection with PST’s obligations hereunder or services conducted on the Vessels or brought by PST’s employees, whether the same occurs or the cause arises on or off the Vessels. LMS shall be an additional named insured on such policy or policies. The insurance afforded by such policy or policies shall not be limited in any way by reason of insurance maintained by LMS. Prior to PST commencing any work under this Agreement, PST shall provide evidence of such insurance to LMS, in form and substance reasonably acceptable to LMS.

b.     LMS shall carry and maintain, at its sole expense, such insurance coverage as is usual and customary on the Vessels and for the business of LMS, including, without limitation, broad form contractual liability insurance in an amount not less than Five Million Dollars ($5,000,000). Prior to PST commencing any work on any Vessel, LMS shall provide evidence of such insurance to PST, in form and substance reasonably acceptable to PST. Such insurance coverage shall be maintained in full force and effect during the term of this Agreement and shall protect LMS and PST, their directors, officers, employees and agents, as their respective interests may appear, and the Vessels against any loss, liability, or expenses whatsoever from personal injury, sickness, death, property damage, or otherwise. Prior to PST commencing any work under this Agreement, LMS shall provide evidence of such insurance to PST, in form and substance reasonably acceptable to PST.

ARTICLE 9. WARRANTIES

PST's sole warranty with respect to any Products provided by PST is that each Scrubber will be free, under normal use and service and with proper maintenance, from defects in materials and workmanship for a period of one year. PST will pass on any warranties it receives from PST’s suppliers or vendors to the extent allowed. PST’s warranty does not apply to any Products that have been modified, altered, damaged, mishandled, mistreated, or used or maintained or stored other than in conformity with manufacturer instructions, or PST’s specifications or instructions. Without limiting the foregoing, this warranty also does not cover malfunctions, service failures, health problems, losses, costs, damages, expenses, personal injury or death (collectively “Loss”) caused by (i) actions of any person or entity other than PST or its authorized representatives, (ii) failure to follow PST’s instructions regarding, or otherwise improper, installation, operation, or maintenance of the Products, (iii) alteration, mishandling, mistreatment, misuse or neglect of the Products, (iv) attachment to or incorporation in, the Products of non-PST Products not supported by PST, (v) accidents, (vi) damage to, or unusual deterioration or degradation of, the Products or parts thereof due to storage in, or exposure to, a physical environment beyond the express limits of the Products specifications, (vii) removal of, or failure to properly use, system or equipment, or (viii) arising out of or related to exposure to chemicals or other elements or conditions on LMS' premises caused by failure of the Products or failure to exhaust such chemicals or elements, or (ix) any factor beyond PST’s control, including fire, explosions, lightning, pest damage, the elements, dust, dirt, sand, water, power surges, strikes or labor disputes, water, acts of God, acts of terrorism or vandalism, war, civil disturbances, acts of civil or military authorities or public enemies, transportation facilities, fuel or energy shortages, or acts or omissions of communications carriers, utilities or other third parties. This warranty also does not cover normal wear and tear, defects in appearance, cosmetic scratches or other cosmetic damage to surfaces that do not inhibit proper operation of the Products. This warranty also does not cover any Products manufactured by a third party, including PST suppliers, for a time or scope greater than the warranty provided to PST for such Products by such third party. For any Product that fails to comply with the warranty solely due to any defects in Products supplied by third parties, PST shall use reasonable efforts to convince the supplier to replace such Products, but PST shall be otherwise relieved of remedying such noncompliance; provided, however, PST shall use commercially reasonable efforts to mitigate or remedy such noncompliance. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PST MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE DESIGN OR CONDITION OF THE PRODUCTS, OR ANY OUTPUT BASED ON USE OF THE PRODUCTS. PST IS NOT RESPONSIBLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF REVENUE, COST OF CAPITAL, CLAIMS OF CUSTOMERS FOR SERVICE INTERRUPTIONS OR FAILURE TO SUPPLY, FINES, PENALTIES, AND ASSESSMENTS OF ANY NATURE BY ANY GOVERNMENTAL ENTITY, AND COSTS AND EXPENSES INCURRED IN CONNECTION WITH LABOR, OVERHEAD, TRANSPORTATION, INSTALLATION OR REMOVAL OF PRODUCTS OR PROGRAMMING OR SUBSTITUTE FACILITIES OR SUPPLY SOURCES, DAMAGE TO PROPERTY AND, TO THE EXTENT PERMITTED BY LAW, DAMAGES FOR PERSONAL INJURY. THIS WARRANTY IS IN LIEU OF, AND PST SPECIFICALLY DISCLAIMS, ALL OTHER WARRANTIES INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND HEREBY EXPRESSLY LIMITS ANY SUCH OTHER WARRANTIES TO THE TERMS AND CONDITIONS OF THIS WARRANTY.

ARTICLE 10. INTELLECTUAL PROPERTY

a.     Protection of Intellectual Property. PST Intellectual Property shall be used by LMS only as a licensee and only with respect to the Vessels. LMS shall not at any time, without the prior express written consent of PST, (i) disclose to any third party any PST Intellectual Property or (ii) copy or reproduce (including electronic reproduction or copying and backup copying), in whole or in part, any PST Intellectual Property, except as necessary in the performance of its obligations under this Agreement. LMS shall return all PST Intellectual Property and all copies thereof to PST immediately upon request by PST. LMS will limit disclosure of any PST Intellectual Property to its officers, employees, agents, or representatives ("Representatives") who have a need to know such PST Intellectual Property in connection with the vessels on which it is used, and only for that purpose. LMS will advise its Representatives of the confidential and proprietary nature of the PST Intellectual Property and of the obligations set forth in this Agreement to keep the PST Intellectual Property confidential. LMS shall keep all PST Intellectual Property strictly confidential by using a reasonable degree of care, but not less than the degree of care exercised by it in safeguarding its own confidential information. LMS shall be responsible for any breach of this Agreement by any of its Representatives. No other right or license, whether expressed or implied, in the PST Intellectual Property is granted to LMS except as specifically set forth herein. Title to the PST Intellectual Property will remain solely in PST. LMS shall notify PST immediately upon discovery of any unauthorized use or disclosure of PST Intellectual Property, or any other breach of this Agreement by LMS or its representatives, and will cooperate with efforts by PST to regain possession and control of the PST Intellectual Property and to prevent its further unauthorized use.

b.     Ownership of PST Intellectual Property; Assignment of Inventions. LMS agrees that any and all PST Intellectual Property and all other information provided by PST to LMS under this Agreement, and all other intellectual property relating to or derived from the DSOX-15 Scrubber, its products and parts, are and shall remain the sole and exclusive property of PST.

c.     Product Modification and Reverse Engineering. LMS shall not in any manner (either alone or in concert with or through others), (i) reverse engineer any DSOX-15 Scrubber, its products or parts, (ii) modify or disassemble for the purpose of reverse engineering any DSOX-15 Scrubber, Product, or part thereof, or (iii) unseal or disassemble any DSOX-15 Scrubber, Product, or part thereof, or allow any others to do any of the above, other than under the direction of PST, its representatives or agents.

d.     Development Efforts. LMS may, but does not have a duty to, make use of the DSOX-15 Scrubber in connection with other systems or equipment on the Vessels, and as part of such efforts may endeavor to combine the DSOX-15 Scrubber and system with products from manufacturers, suppliers, and developers other than PST with respect to the Vessels. All such efforts are referred to herein as “Development Efforts.” LMS and PST will discuss Development Efforts on a case-by-case basis to determine whether both Parties want to support such efforts and, if so, the necessary contribution of personnel, materials, and funds required. For any Development Effort commenced by the Parties, both Parties will endeavor to establish their respective rights, including rights to intellectual property prior to undertaking Development Efforts.

e.     Unique Rights and Obligations. Each Party's obligations under this Agreement are unique. If any Party should breach its covenants under this Agreement, then each Party acknowledges that it may be extremely impracticable to measure the resulting damages. Thus, each Party agrees that a breach of this Agreement would cause irreparable damage to the other Party and that the other Party will not have an adequate remedy at law. Accordingly, the obligations of the Parties, including, without limitation, the obligations of confidentiality, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Additionally, each Party expressly waives the defense that a remedy in damages would be adequate. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that any Party may have under this Agreement or otherwise.

ARTICLE 11. REPRESENTATIONS AND WARRANTIES.

a. PST represents and warrants to LMS the following as of the date hereof:

(i) Corporate Status. PST is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. It has the right, power and authority to execute, deliver and carry out the terms and provisions of this Agreement.

(ii) Binding. This Agreement has been duly authorized, executed and delivered by PST and is a valid, enforceable and binding obligation of PST except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application affecting the enforcement of creditors’ rights.

(iii) No Breach. The execution and delivery of this Agreement, the consummation by PST of the transactions contemplated herein and compliance by PST with the terms and provisions hereof do not and will not contravene any law applicable to PST, or result in any breach of or constitute any default under or result in the creation of any security interest upon any property of PST, pursuant to any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, corporate charter, by-law or other agreement or instrument to which PST is a party or by which PST or its properties or assets may be bound or affected.

b. LMS represents and warrants to PST the following as of the date hereof:

(i) Corporate Status. LMS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Louisiana. It has the right, power and authority to execute, deliver and carry out the terms and provisions of this Agreement.

(ii) Binding. This Agreement has been duly authorized, executed and delivered by LMS and is a valid, enforceable and binding obligation of LMS except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application affecting the enforcement of creditors’ rights.

(iii) No Breach. The execution and delivery of this Agreement, the consummation by LMS of the transactions contemplated herein and compliance by LMS with the terms and provisions hereof do not and will not contravene any law applicable to LMS, or result in any breach of or constitute any default under any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, corporate charter, by-law or other agreement or instrument to which LMS is a party or by which LMS or its properties or assets may be bound or affected.

ARTICLE 12. DISPUTE RESOLUTION

a.     The rights and obligations of the Parties and the interpretation and enforcement of this Agreement shall be governed by and construed in accordance with, the laws of the State of Alabama, excluding its conflicts of laws rules. Any claim or controversy arising out of, governed by or pertaining to this Agreement or the breach thereof ("Dispute"), whether such claim or controversy is based on common law, case law, statute, rule or regulation of any nation or territory, or political subdivision of a nation or territory, shall be resolved as provided in this section.

b.     The Parties agree that no Party shall have the right to sue any other Party regarding a Dispute except a Party may seek injunctive or other provisional or equitable relief in order to preserve the status quo of the Parties pending resolution of the Dispute, and the filing of, or response to, an action seeking injunctive or other provisional relief shall not be construed as a waiver of that Party's rights under this section.

c.     If a Dispute arises between the Parties, the Parties shall initially use their best efforts to resolve the Dispute by negotiation. To commence the Dispute resolution process and time periods, any Party may serve written notice on the other Party specifically identifying the Dispute and requesting that efforts at resolving the Dispute begin.

d.     If the Parties are unable in good faith to resolve the Dispute by negotiation within 30 days after the initial notice, the Dispute, as well as any counterclaims or cross-claims made, shall be submitted to binding arbitration, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Unless the Parties otherwise agree, the arbitration shall be conducted by a three-arbitrator panel in Alabama. Except as otherwise provided in this section, the arbitration shall be conducted in accordance with, and governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall proceed with due dispatch and a decision shall be rendered within 60 days after the appointment of the final arbitrator. Such decision shall be in such written form that a judgment may be entered on it in any court of competent jurisdiction, and all awards may if necessary be enforced by any court having jurisdiction in the same manner as a judgment in such court. In no event shall the arbitrators' award include any component for punitive or exemplary damages whether based on the common law, case law or statute. The Parties shall bear equally all costs; provided, however, that the prevailing Party shall be entitled to an award for actual damages, attorneys' fees, and accountants' and other experts’ fees it incurred in the arbitration proceeding.

e.     The exclusive venue for any mediation, arbitration or court action shall be Mobile, Alabama. Each of the Parties hereby submits to the personal jurisdiction of said Alabama tribunals and waives any right to claim lack of personal jurisdiction over such Party.

ARTICLE 13. MISCELLANEOUS

a.     Public Announcements. Any press releases or public announcements relating to this Agreement including any future developments shall be by mutual agreement of the parties as to the content and timing, except as may be compelled to be disclosed by Securities and Exchange Commission regulations.

b.     Entire Agreement. The Term Sheet dated as of May 24, 2013 is superseded in its entirety and shall have no further force or effect. This Agreement, including all exhibits, appendices, or attachments hereto, constitutes the entire agreement between the Parties, all oral agreements being merged herein, and supersedes all prior agreements or representations. There are no representations, agreements, arrangements or understandings, either written or oral, between the Parties relating to the subject matter of this Agreement that are not fully expressed herein.

c.     Brokers. If any person asserts any claim against any Party for fees or commissions by reason of any alleged agreement to act as a broker for any such Party, the Party for which said person claims to have acted will on demand defend, indemnify and hold harmless the other Party from and against all claims, demand, liabilities, damages, losses, judgments and expenses of every kind (including legal fees, costs and related expenses) arising out of such claim.

d.     Tax Indemnity. LMS will pay promptly when due, and will indemnify and hold harmless PST on a full indemnity basis from and against, all taxes, duties and fees (including without limitation any value added, franchise, transfer, sales, gross receipts, use, business, occupation, excise, personal property, stamp or other tax), and any assessments, penalties, fines, additions to tax or interest thereon which may be levied by any taxing authority or other government entity regardless of where located in connection with the sale, purchase, and delivery of the Products (excluding any income or capital gains tax imposed on PST) (collectively; “Taxes”). LMS’ indemnity obligations will exist regardless of the manner in which such charges are imposed (whether imposed upon PST, LMS, all or part of the Products or otherwise). The amount which LMS is required to pay with respect to any Taxes indemnified against hereunder is an amount sufficient to restore PST to the same position PST would have been had such Taxes not been incurred. Any amount payable pursuant to this paragraph will be paid within ten (10) days after receipt of a written demand therefor from PST accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable; provided, however, that such amount need not be paid by LMS prior to the earlier of (i) the date any Tax is payable to the appropriate government entity or taxing authority or (ii) in the case of amounts which are being contested by LMS in good faith or by PST, the date such contest is finally resolved. Upon receipt by PST of a refund of all or any part of any Taxes which LMS has paid, PST will promptly pay to LMS the amount of such Taxes refunded less any expenses incurred by PST in connection with such refund.

e.     Force Majeure. Each Party’s performance under this Agreement (i) shall be suspended for so long as such performance is prevented, restricted or materially interfered with by events or occurrences beyond its reasonable control (“Force Majeure”), such as, but not limited to, riots, labor disputes of a general nature, national or civil wars (declared or undeclared), insurrections, rebellions, terrorist acts, embargoes, civil disturbances, dispositions or orders of governmental authority (whether such authority be actual or assumed), acts of civil or military authority, fires, floods, strikes, delays in transportation, inability to obtain necessary labor, manufacturing facilities or materials from usual sources, and acts of God and (ii) any delays resulting from any such cause shall extend the time for performance correspondingly. If a failure to perform results from a governmental law, rule, regulation, disposition or order and the affected Party is unable to perform, after making reasonable efforts to comply with such law, rule, regulation, disposition or order, the matter shall be deemed a Force Majeure. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR GENERAL, CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES DUE TO ANY FORCE MAJEURE.

f.     Relationship of the Parties. The Parties shall at all times conduct their respective business in their own name and at their own cost and expense, and shall act solely as an independent contractor. Nothing herein contained shall authorize or empower either Party to assume or create any obligation or undertaking whatsoever or make any warranty or representation, express or implied, on behalf of or in the name of the other Party, or to bind the other in any manner to any obligation.

g.     Notices. All notices or other communications that shall or may be given pursuant to this Agreement, shall be in writing, shall be sent by certified or registered air mail with postage prepaid, return receipt requested, by facsimile, e-mail, reputable overnight or other rapid courier with tracking capabilities, or by hand delivery; provided, however, that if a notice or other communication is sent via facsimile or e-mail, such notice or communication shall also be sent by one of the other means of transmittal (with the exception of facsimile or e-mail, as the case may be). Such communications shall be deemed given and received upon delivery if sent by overnight courier or hand delivered, within three business days of mailing, if sent by certified or registered mail, and within the time period set forth above for such method other than facsimile or e-mail if sent by facsimile or e-mail, and shall be addressed to the Parties at the address set forth below or such other addresses as the Parties may designate and provide notice of in writing from time to time in accordance with this Section.

All such notices shall be sent as follows:

If to LMS:

Attn: Mike Cameron, Executive Vice President

LMS Shipmanagement, Inc.

RSA Battle House Tower Office Building

11 North Water Street, Suite 18290

Mobile, Alabama 36602

If to PST:

Attn: Rasmus Norling, President and CEO

Poly Shield Technologies, Inc.

428 Paza Real, Suite 419

Boca Raton, Florida 33432

h.     Waiver. No waiver of any provision of this Agreement or of any rights or obligations of either Party hereunder shall be effective unless in writing and signed by the Party waiving compliance. Any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing; no such waiver shall affect or impair the right of the waiving Party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

i.     Amendments. This Agreement shall not be modified, amended, or in any way altered except by an instrument in writing signed by the Parties hereto.

j.     Survival. All representations, warranties, covenants, and agreements of the Parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall survive the termination of this Agreement.

k.     Attorneys' Fees; Prejudgment Interest. If the services of an attorney are required by any Party to secure the performance of this Agreement or otherwise upon the breach or default of another Party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing Party shall be entitled to reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such Party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

l.     Assignment. Neither this Agreement nor any right or obligation under this Agreement may be transferred, assigned, delegated, subcontracted, subdistributed or sold without the prior written consent of the Parties.

m.     Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

n.     Drafting and Preparation. Each Party has cooperated and participated in the drafting and preparation of this Agreement. Therefore, in any construction to be made of this Agreement or any of its terms, both Parties shall be construed to be equally responsible for the drafting and preparation of the same. Each Party shall pay its own fees and expenses and those of its agents, advisors, attorneys and accountants with respect to the negotiation of this Agreement and the transactions contemplated hereby.

o.     Confidentiality. This Agreement is a confidential document between LMS and PST and will not be disclosed by a Party to any third parties (other than to such Party’s auditors, legal and technical advisors or as required by any court or applicable law) without the prior written consent of the other Party.

p.     Rights of Parties. The rights of the Parties hereunder are cumulative, not exclusive, may be exercised as often as each Party considers appropriate and are in addition to its rights under general law. The rights of one Party against the other Party are not capable of being waived or amended except by express waiver or amendment in writing. Any failure to exercise or any delay in exercising any of such rights will not operate as a waiver or amendment of that or any other such right; any defective or partial exercise or any such rights will not preclude any other or further exercise of that or any other such right; and no act or course of conduct or negotiation on a Party’s part or on its behalf will in any way preclude such Party from exercising any such right or constitute a suspension or any amendment of any such right.

q.     Further Assurances. Each Party agrees from time to time to do and perform such other and further acts and execute and deliver any and all such other instruments as may be required by Law or reasonably requested by the other Party to establish, maintain or protect the rights and remedies of the requesting Party or to carry out and effect the intent and purpose of this Agreement.

r.     Counterparts; Facsimile and Email Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. The Parties may sign this Agreement in their respective cities and exchange signature pages by facsimile or email. Such facsimile or email signatures shall be deemed originals and shall have the same effect as original signatures.

IN WITNESS WHEREOF the Parties hereto have duly executed this Sales and Purchase Agreement as of the day, month and year first above written.

ACKNOWLEDGED AND AGREED:

LMS Shipmanagement, Inc.

By: /s/ Peter M. Johnston________________________

Print Name: Peter M. Johnston _________________

Title: __Executive Vice President _________________

Poly Shield Technologies, Inc.

By: /s/ Rasmus Norling__________________________

Print Name:___Rasmus Norling__________________

Title: President / CEO___________________________

APPENDIX A

SYSTEM SPECIFICATIONS

DSOX-15

System Specifications:

Unit: PST will supply the DSOX-15 Scrubber in Enclosure, a proprietary desulfurization fuel scrubber system.

Enclosure: PST will supply LMS with a fire protected PST DSOX-15 Scrubber in an enclosure to be placed outside on the aft cargo deck.

Energy requirement: 150 kW excluding fuel oil separators

Technical Water consumption: 10 m3 per day

Chemical consumption: 1 ton/day or based on fuel flow.

Tanks: Sludge and bilge Tanks provided by LMS if needed.

Approximate amount of wastewater created: 11 ton/day

Delivery limits:

1.	PST will deliver all equipment within the PST DSOX-15 Scrubber Enclosure.

2.	PST installation of the DSOX-15 Scrubber Enclosure.

3.	Upon installation, PST will deliver to LMS applicable MSDS to comply with USCG regulations.

4.	LMS is responsible for any ships specific installation, ancillary components, and the system connection to the DSOX-15 Scrubber Enclosure including, but not limited to, the following:
●	Tanks;
●	Bilge water separators;
●	Emission monitoring system;
●	Electric supply to the fuel oil separators in DSOX-15 Scrubber Enclosure;
●	Controls system integration and communication between ECR and DSOX-15 Enclosure;
●	Integration of the DSOX-15 Scrubber system to the existing ship system;
●	Steam for the DSOX-15 heaters;
●	Untreated fuel;
●	Treated fuel;
●	Sludge; and
●	Technical water supply.

APPENDIX B

SCOPE OF SUPPLY

DSOX-15

Scope of supply

1	Scrubber
1.1	Scrubber unit DSOX-15	2
1.2	Fuel oil separators	6
1.3	Surface protection painting
1.4	Water Mist or CO2 protection	1
1.5	Scrubber enclosure (1 per unit)	2

2	Piping and pumps
2.1	Main HP Pump
2.5	Filter water mist nozzles
2.6	Main filter
2.7	Resonance system

3	Waste water treatment system provided by LMS

4	Electrical
4.1	Central Control Unit
4.2	ECR Control Monitor
4.3	Variable Speed drives for Process pumps
4.4	Process instrumentation, Sensors and Switches
4.5	Electrically driven Valves

5	Engineering
5.1	ETM
5.2	Scrubber drawings
5.3	System Layout
5.4	P&I Diagram

Project Specifics

Vessel Name	Bali Sea
Owner	Gulf South Shipping LTD
Managers	LMS Shipmanagement, Inc.
Port of registry	Singapore
Flag	Singapore
Call Sign	9VNR
IMO No	8106068
Ship type	Rail Carrier
Class	Lloyd’s
Length Overall	175 meter
Breadth Molded	38.8 meter
Gross tonnage	24201 ton
Dead weight	20737 ton
Main Engine	2 x Mitsubishi MAN 6L 40/45
MCR	6620 kw
Circumference of Exhaust gas pipe	2300 mm
OD of Exhaust pipe (Calculated)	732 mm

LMS shall provide comparable information for the BANDA SEA if an Exhaust Scrubber is installed on such Vessel.

APPENDIX C

EXHAUST SCRUBBER SYSTEM

Poly Shield Technologies Inc. is the U.S. representative for Green Tech Marine AS, who has developed an exhaust scrubber system to reduce the environmental impact from emission on hydrocarbon powered engines to fully meet MEPC 184(59). Poly Shield Technologies is a marine specialist in mechanical and electrical engineering including installations.

System description

BASED ON NEW DISCOVERIES AND INNOVATIONS IN WATER TREATMENT, POLY SHIELD TECHNOLOGIES (PST) USES A UNIQUE METHOD OF CHARGING DROPLETS, CAPTURING PARTICLES, BRAKING HYDROGEN BONDS AND DISSOLVING GASES SUCH AS NOx, SOx AND CO2 ALL IN OUR UNIQUE CONCEPT.

PST’s licensed technology works by passing the dirty gas stream through several chambers containing a carefully generated “scrubbing cloud” of high-density, charged water droplets.

Inside the chamber, billions of charged droplets rapidly interact with the particles in the process stream.

When a particle and a droplet pass within 10-20 microns, electrical forces cause mutual attraction and the particle (being less massive by orders of magnitude) is pulled into the droplet. Each individual water droplet becomes a particle collector.

The Natural Frequency of the Vibration of Water Molecules!

The key to success is the way our “IMA” field hits the Resonance frequency of the water molecules.

The system easily falls in this range and by changing the current it creates a rapid magnetic flux change. It is critical to create as rapid of a change in the polarities as possible to properly treat the water.

The system can operate as continuous open loop system. The system has received an SECA Compliance Certificate when finished and to fully meet MEPC 184(59) and a type approval certificate for a previous installation and is also approved by the EPA.

System Specifications:

Energy required

300 kW

Sea Water consumption

6 m3 per hour

Tank space required

Sludge Tank for 75kg solid waste per day, if needed.

Approximate amount of solid waste created

0.6 kg per ton HFO consumed

Consumables used in this process including wash water treatment.

Approximate 150 kg MgO per 48 hour.

Emission reduction

PM     80%

SOx     98%

Scope of supply

System delivery - Scrubber equipment open loop

1	Scrubber
1.1	Scrubber Tower
1.2	Ladders and work plat forms
1.3	Surface protection painting
1.4	Water Mist valves
1.5	High Flow valves scrubber nozzles
1.6	Demister
1.7	Nozzles high flow scrubber
1.8	Nozzles water mist

2	Piping and pumps
2.1	Main supply Pump
2.2	Water mist pumps
2.3	Water scrub pump
2.4	Waste water pump
2.5	Filter water mist nozzles
2.6	Main filter
2.7	Resonance system

3	Waste water system
3.1	Manual Valves
3.2	Resonance system
3.3	Cyclone 6m3 per hour

4	Electrical
4.1	Central Control Unit
4.2	ECR Control Monitor
4.3	Variable Speed drives for Process pumps
4.4	Process instrumentation, Sensors and Switches
4.5	Turbidity, PAH and PH measuring
4.6	Electrically driven Valves

5	Engineering
5.1	ETM
5.2	Scrubber drawings
5.3	System Layout
5.4	P&I Diagram
5.5	Back pressure calculation
5.6	Water flow calculation